EXHIBIT 99.1

                             FFW CORP PRESS RELEASE

FOR MORE INFORMATION                                 FOR IMMEDIATE RELEASE
Contact:  Tim Sheppard, CFO                          Date: October 27, 2004
          at 260-563-3185 x228

                  FFW CORPORATION ANNOUNCES NET INCOME FOR THE
                        QUARTER ENDED SEPTEMBER 30, 2004

WABASH, INDIANA - - FFW Corporation (NASDAQ: FFWC), parent corporation of First Federal Savings Bank of Wabash, Indiana, announced operating results for the first fiscal quarter of 2005 ended September 30, 2004. FFW Corporation recorded net income of $609,000, up 1.2%, from the $602,000 reported for the quarter ended September 30, 2003. Diluted net income per share for the first fiscal quarter of 2005 was $0.47, up 4.4%, compared to $0.45 at September 30, 2003.

     Roger K. Cromer, President and Chief Executive Officer, stated, "We are pleased with the response from the Whitley County community that our new full service branch in Columbia City has received since its opening in June 2004 and also with the improvements we have seen in net interest income and net interest margin."

     Results for the quarter ended September 30, 2004 were affected by the sale of a former branch and a writedown of the bank's mortgage servicing rights asset. A pre-tax gain of $105,000 from the sale of the old North Manchester branch was partially offset by an $85,000 pre-tax charge related to the value of the bank's mortgage servicing rights asset. Further comparison of the quarters ended September 30, 2004 and 2003 shows increases in net interest income, reduced provision for loan losses and a slightly lower effective tax rate for the quarter ended September 30, 2004 that were partially offset by increased noninterest expense and a slight decrease in noninterest income.

     The fiscal 2005 first quarter earnings represent a return on average shareholders' equity of 10.47% compared to 10.26% for the period ended September 30, 2003. Return on average total assets for the three-month period ended September 30, 2004 was 0.99% compared to 1.00% for the period ended September 30, 2003.

     The allowance for loan losses as a percentage of net loans receivable was 1.89% at September 30, 2004 and June 30, 2004 compared to 1.90% at March 31,
2004 and September 30, 2003. Nonperforming assets at September 30, 2004 were $2.1 million compared to $2.2 million at June 30, 2004.

     As of September 30, 2004, FFWC's equity-to-assets ratio was 9.66% compared to 9.50% at September 30, 2003. Shareholders' equity was $23.8 million compared to $22.7 million at September 30, 2003. Total assets at September 30, 2004 were $245.9 million compared to $239.9 million at 2004 fiscal year end. Total deposits at September 30, 2004 were up $4.2 million over June 30, 2004 while total FHLB borrowings increased by $1.0 million.

     First Federal Savings Bank is a wholly owned subsidiary of FFW Corporation providing retail and small business financial services through its main office in Wabash and four banking centers located in North Manchester, South Whitley, Syracuse and Columbia City, Indiana. Investment services such as the purchase of stock, mutual funds and insurance products are offered through an affiliated company, FirstFed Financial Inc. The corporation's stock is traded on the NASDAQ system under the symbol "FFWC" and our website address is www.ffsbwabash.com.
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

                                FFW Corporation

                                                                                           October 27, 2004

                                                                                     Unaudited
Selected balance sheet data:                                                         9/30/2004        6/30/2004
                                                                                          (In Thousands)
Total assets                                                                          $245,915         $239,910
Loans receivable                                                                       144,675          138,753
Allowance for loan loss                                                                  2,688            2,570
Securities available for sale                                                           77,419           79,071
Deposits                                                                               163,428          159,252
Borrowings                                                                              56,733           55,733
Stockholders' equity                                                                    23,765           22,624
Nonperforming assets *                                                                   2,077            2,247
Repossessed assets                                                                         965            1,222

                                                                                            Unaudited
                                                                                      Twelve Months Ended
Selected Operating Data:                                                             9/30/2004        9/30/2003
                                                                                          (In Thousands)
Total interest income                                                                   $3,117           $3,159
Total interest expense                                                                   1,443            1,571
     Net interest income                                                                 1,674            1,588
Provision for loan losses                                                                  120              210
     Net interest income after provision for loan losses                                 1,554            1,378
Net gain (loss) on sales of loans                                                           33              271
Net gain (loss) on sales of securities                                                       0                4
Other non-interest income                                                                  505              282
Other non-interest expenses                                                              1,391            1,239
     Income before income taxes                                                            701              696
Income tax expense                                                                          92               94
     Net income                                                                           $609             $602

Earnings per common & common equivalent shares
Primary                                                                                  $0.48            $0.46
Fully diluted                                                                            $0.47            $0.45
Dividend paid per share                                                                  $0.17            $0.16
Average shares outstanding                                                           1,284,944        1,304,567
Shares outstanding end of period                                                     1,285,248        1,292,229

Supplemental data:
Net interest margin **                                                                   2.92%            2.82%
Return on average assets ***                                                             0.99%            1.00%
Return on average equity ***                                                            10.47%           10.26%
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*    Includes  non-accruing  loans,  accruing loans delinquent more than 90 days and foreclosed  assets

**   Yields reflected have not been computed on a tax equivalent basis

***  Annualized